Exhibit 99.1

AMENDMENT NO. 1 dated as of July 10, 2012 (this “Amendment”), to the Amended and Restated Series 2009 Supplement dated as of May 1, 2009, as amended and restated as of August 9, 2011 (the “Series 2009 Supplement”), between CITIBANK, N.A., a national banking association, as successor by merger to Citibank (South Dakota), National Association, as Seller and Servicer, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”), to the Second Amended and Restated Pooling and Servicing Agreement dated as of May 29, 1991, as amended and restated as of October 5, 2001 and as further amended and restated as of August 9, 2011 (the “Agreement”), between CITIBANK, N.A., as successor by merger to Citibank (South Dakota), National Association, as Seller and Servicer, and the Trustee.

The parties hereto hereby agree as follows:

1. Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Series 2009 Supplement.

2. Amendments to Section 2.01(a).  (a) The definition of the term “Required Subordinated Amount” in Section 2.01(a) of the Series 2009 Supplement is hereby amended by replacing the percentage “4.45230%” with the percentage “7.66865%” in each of the four instances in which it appears in the definition; and

(b) The definition of the term “Series 2009 Invested Amount” in Section 2.01(a) of the Series 2009 Supplement is hereby amended by replacing the percentage “4.45230%” therein with the percentage “7.66865%”.

3. Amendment to Section 2.02(b).  Section 2.02(b) of the Series 2009 Supplement is hereby amended by replacing the percentage “4.45230%” therein with the percentage “7.66865%”.

4. Conditions to Effectiveness.  It shall be a condition to the effectiveness of this Amendment that, on or prior to the date hereof, (a) the Bank shall have delivered to the Trustee Opinions of Counsel, substantially in the form of Exhibit H-1 and Exhibit H-2 to the Agreement, (b) the Rating Agency Condition shall have been satisfied and (c) the Bank shall have delivered evidence satisfactory to the Trustee of the consent to the Amendment by the Series 2009 Certificateholders.

5. Governing Law.  This Amendment shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

6. Counterparts.  This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

7. Effect on Series 2009 Supplement. Except as expressly amended hereby, the Series 2009 Supplement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  After the date hereof, any reference to the Series 2009 Supplement shall mean the Series 2009 Supplement as amended by this Amendment.  The Trustee makes no representation as to the validity or sufficiency of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

CITIBANK, N.A.,
Seller and Servicer,

By:  /s/ Douglas C. Morrison
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Douglas C. Morrison
Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee,

By:  /s/ Maria Inoa
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Maria Inoa
Associate

By:  /s/ Mark Esposito
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Mark Esposito
Assistant Vice President

Consented to as the date first above written by Citibank, N.A. as the sole Series 2009 Certificateholder:

          CITIBANK, N.A.

By: /s/ Douglas C. Morrison
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Douglas C. Morrison
       Vice President